SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                             Cardiac Science, Inc.
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                                (Name of Issuer)

                         Common stock, $.001 par value
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                         (Title of Class of Securities)

                                   141410209
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                                 (CUSIP Number)

                                   May 4, 2000
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             (Date of Event which Requires Filing of this Statement)

                                  Frank Gulich
                       Erbengemeinschaft Ernst Muller-Mohl
                           c/o Muller-Mohl Holding AG
                                   8022 Zurich
                                   Switzerland
                                011-41-1-224-4203

                  (Name & Address & Telephone Number of Person
                Authorized to Receive Notices and Communications)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 141410209                    13G                           Page 2 of 5
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Erbengemeinschaft Ernst Muller-Mohl
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Switzerland
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                  5    SOLE VOTING POWER

                       2,930,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,930,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,930,000
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.1%
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12  TYPE OF REPORTING PERSON*

    OO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 141410209                    13G                           Page 3 of 5

Item 1(a).  Name of Issuer:

            Cardiac Science, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1176 Main Street
            Suite C
            Irvine, CA 92614

Item 2(a).  Name of Person Filing:

            Erbengemeinschaft Ernst Muller-Mohl, as successor in interest to Ernst Muller-Mohl

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Erbengemeinschaft Ernst Muller-Mohl
            c/o Muller-Mohl Holding AG
            8022 Zurich
            Switzerland

Item 2(c).  Citizenship:

            Switzerland

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.001 per share

Item 2(e).  CUSIP Number:

            141410209

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) |_| Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

      (d) |_| Investment Company registered under Section 8 of the Investment Company Act.

      (e)   |_| An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

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CUSIP No. 141410209                    13G                           Page 4 of 5

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership (As of May 4, 2000)

      (a)   Amount beneficially owned:

            Erbengemeinschaft Ernst Muller-Mohl, as successor in interest to Ernst Muller-Mohl: 2,930,000

      (b)   Percent of class:

            Erbengemeinschaft Ernst Muller-Mohl: 12.1%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote

                  Erbengemeinschaft Ernst Muller-Mohl: 2,930,000

            (ii)  Shared power to vote or direct the vote

                  Erbengemeinschaft Ernst Muller-Mohl: 0

            (iii) Sole power to dispose or to direct the disposition of

                  Erbengemeinschaft Ernst Muller-Mohl: 2,930,000

            (iv)  Shared power to dispose or to direct the disposition of

                  Erbengemeinschaft Ernst Muller-Mohl: 0

Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable.

CUSIP No. 141410209                    13G                           Page 5 of 5

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certifications.

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 5, 2001
                                        ----------------------------------------
                                              (Date)


                                        Erbengemeinschaft
                                        Ernst Muller-Mohl

                                        /s/ Dr. Marco Niedermann
                                        ----------------------------------------
                                        By: Dr. Marco Niedermann
                                        Title: Representative of the Estate